Item 5.  Other Events.

     On September 29, 1995 Snyder Oil Corporation (the "Company") completed the sale of its remaining gas facilities in Weld County, Colorado for a net price of approximatley $60 million. The Wattenberg facilities were sold to Associated Natural Gas Corporation, a subsidiary of Panhandle Eastern Corporation. Separately, in early October, the Company sold certain properties in west Texas for $15.6 million. The proceeds of the sales were applied to reduce borrowings under the Company's revolving credit facility.

                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              SNYDER OIL CORPORATION


                              By:/s/ Peter E. Lorenzen
                              Peter E. Lorenzen,
                              Vice President


October 13, 1995